                     U.S. SECURITIES AND EXCHANGE COMMISION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section
17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940

1.       Name and Address of Reporting Person*

         Redden          Michael               J.
         (Last)         (First)               (Middle)

         28163 U.S. Highway 19 North, Suite 302
         (Street)

         Clearwater                        FL                  33761
         (City)                            (State)             (Zip)

2.       Date of Event Requiring Statement (Month/Day/Year)

         January 22, 2001

3.       IRS Identification Number of Reporting Person, if an Entity (Voluntary)

         N/A

4.       Issuer Name and Ticker or Trading Symbol

         NVID International, Inc. (NVID)

5.       Relationship of Reporting Person to Issuer
         (Check all applicable)

         [X]  Director                               [_]  10% Owner
         [X]  Officer (give title below)             [_]  Other (specify below)

         Secretary, CFO

6.       If Amendment, Date of Original (Month/Day/Year)

7.       Individual or Joint/Group Filing  (Check applicable line)

         [X]  Form Filed by One Reporting Person

         [_]  Form Filed by More than One Reporting Person

         Table I -- Non-Derivative Securities Beneficially Owned

                                           Ownership Form;   Nature of Indirect
         Title of    Amt. of Securities    Direct (D) or     Beneficial
         Security    Beneficially Owned    Indirect (I)      Ownership

         Common      65,000                Direct            N/A

         Table II -- Derivative Securities Beneficially Owned
         (e.g., Puts, Calls, Warrants, Options, Convertible Securities)

Title of     Date Exercisable  Title and Amt.    Conversion    Ownership    Nature
Derivative   and Expiration    of Securities     or Exercise   Form of      of Indirect
Security     Date              Underlying        Price of      Derivative   Beneficial
                               Derivative        Derivative    Security     Ownership
                               Securities        Security

         N/A.

                          /s/ Michael J. Redden               April 12, 2001
                          Signature of Reporting Person       Date